TRANSITION AGREEMENT
And
EMPLOYMENT AGREEMENT AMENDMENT

This Transition Agreement and Employment Agreement Amendment (“Agreement”) is made as of the 2nd day of March, 2015 (the “Effective Date”) by and between Philip Maynard (“Executive”) and Limelight Networks, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

A.
The Company and Executive entered into that certain Employment Agreement dated as of October 16, 2007 (the “Original Agreement”) which was subsequently amended as of December 30, 2008 (the “First Amendment”) and also amended as of November 16, 2012 (the “Second Amendment”). The term “Employment Agreement” as used herein means the Original Agreement as amended by both the First and Second Amendments and the Indemnification Agreement. Employee and the Company also entered into an At-will Employment, Confidential Information Invention Assignment and Arbitration Agreement dated as of October __, 2007, (the “Inventions Agreement”) and an Indemnification Agreement dated as of October 1, 2008, (the “Indemnity Agreement”).

B.
The Company and Executive intend that Executive’s employment with the Company will terminate without cause effective as of March 31, 2015, but Executive will remain as a service provider until December 31, 2015 reasonably available to advise and consult on legal transition matters including currently pending litigation matters as further provided in this Agreement.

C.
The Parties also intend to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or termination of his employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive agree as follows:

1.	Definitions. The following terms will have the following meanings as used in this Agreement. Also, defined terms identified with an initial capital letter and not defined in this Agreement will have the meaning given those defined terms in the Employment Agreement.

a.	Transition Period means the period beginning on the Effective Date and ending on March 31, 2015 (the “Separation Date”).

b.	Consulting Period means the period beginning on the Separation Date and ending on December 31, 2015 (the “Consulting Expiration Date”).

c.	Equity Awards means all stock options (“Options”) and restricted stock units (“RSUs”) granted to Executive and currently outstanding as of the Effective Date.

d.	Continued Vesting Date means September 30, 2015.

2.
Performance of Duties During Transition Period. During the Transition Period Executive will continue to perform all of his duties and responsibilities as Senior Vice President, Chief Legal Officer and Secretary, provided however the parties intend and expect that certain of Executive’s duties and responsibilities may be transitioned to his successor, interim successor or another person prior to the Separation Date. Executive will work diligently and in good faith to train and prepare his successor or interim successor to assume the responsibilities of Chief Legal Officer and to effect a smooth transition of his duties and responsibilities to his successor or interim successor. Executive’s employment will terminate on the Separation Date.

3.
Performance of Duties During Consulting Period. During the Consulting Period Executive agrees, subject to his reasonable availability and upon reasonable request by the Company, to provide advice and consultation regarding the transition of legal matters pending as of the Separation Date, including pending litigation matters, and as such shall remain a service provider as defined in the Plan during the Consulting Period. The parties do not anticipate that such advisory and consulting work will exceed 100 hours during the Consulting Period. If such work exceeds 100 hours during the Consulting then Executive may invoice the Company, and Company agrees to pay Executive, for such additional work at the rate of $300 per hour. All work under this section 3 will be subject to and covered by all rights under Company insurance and to indemnification rights Executive has as of the Effective Date under the Company’s Certificate of Incorporation, Bylaws, this Agreement, or the Indemnity Agreement.

4.
Termination on the Separation Date. On the Separation Date, subject to Section 6 (release of claims), Executive will receive: (i) unpaid Base Salary accrued through the Separation Date; (ii) benefits or compensation as provided under the terms of any executive benefit and compensation agreements or plans applicable to Executive through the effective date of termination; (iii) unreimbursed business expenses required to be reimbursed to Executive; (iv) rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws, this Agreement, and/or the Indemnity Agreement, as applicable; (v) an amount equal to twelve (12) months of Executive’s Base Salary of $281,216.00; and (vi) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans. Subject to IRC section 409A, the amount in subsection (v) above will be paid in a lump sum on the later of (a) the Separation Date, or (b) within seven (7) days following the effective date of the Release referenced in Section 6 below. Executive acknowledges that he will not receive any payment for accrued and unused vacation and waives any right thereto that may exist. Executive may also retain his existing Company issued laptop and iPad, and Executive will work with Company I.T. personnel to assure Company confidential information is removed.

5.
Continued Vesting of Equity Awards Through the Continued Vesting Date. Executive’s existing Equity Awards will continue to vest in accordance with the existing vesting schedules through the Continued Vesting Date. All Equity Awards unvested as of the end of the Continued Vesting Date will be forfeited on that date. Executive will be entitled to exercise outstanding vested Options until the first to occur of: (i) December 31, 2015, (ii) the applicable scheduled expiration date of such award as set forth in the award agreement, or (iii) the ten (10) year anniversary of the award’s original date of grant. For purposes of clarity, the term “expiration date” shall be the scheduled expiration of the option agreement and not the period that Executive shall be entitled to exercise such option.

6.
Release of Claims. The receipt of any benefits pursuant to Sections 4(v) – (vi), and 5 is subject to and conditioned upon Executive signing and not revoking a release of claims in a form reasonably acceptable to the Company (and substantially in the form attached hereto as Exhibit A) and honoring all continuing covenants in this Agreement, the Employment Agreement (including without limitation the provisions of section 9 thereof) and the Inventions Agreement. No severance or other benefits pursuant to those provisions will be paid or provided until the release of claims becomes effective.

7.
Letter of Recommendation. If Executive continues to perform his duties in good faith and to the best of his abilities throughout the Transition Period, the Company will provide a favorable letter of recommendation for Executive if and when requested.

8.
Amendment of Employment Agreement. This Agreement amends the Employment Agreement and supersedes the Employment Agreement to the extent provisions between the documents are inconsistent, and in particular, this Agreement supersedes the provisions of section 8 of the Employment Agreement regarding severance benefits. For the avoidance of doubt, if Executive is entitled to any benefits under this Agreement, Executive shall not be entitled to any different or additional benefits under the

Employment Agreement. Except to the extent amended or superseded the provisions of the Employment Agreement remain in full force. The provisions of the Employment Agreement that are not amended or superseded by this Agreement are applicable to, and incorporated into, this Agreement, including sections 16, 17 and 19 through 26 of the Employment Agreement.

9.
Integration. This Agreement, together with the Employment Agreement, Inventions Agreement, Indemnity Agreement and the forms of equity award agreements that describe Executive’s outstanding Equity Awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.

10.	Notices. Section 13 of the Employment Agreement, Notices, is amended to include the following updated address for notices to the Company:
222 So. Mill Ave.
Suite 800
Tempe, Arizona 85281
Attn: Vice President of Human Resources
If to Executive:
1374 Catalina Street, Laguna Beach, CA 92651

In witness whereof, this Agreement has been signed as of the day and year first above written.

COMPANY:
LIMELIGHT NETWORKS, INC.

/s/ Robert Lento        Date: March 2, 2015
Robert Lento, Chief Executive Officer

EXECUTIVE:

/s/ Philip C. Maynard        Date: March 2, 2015
Philip C. Maynard